UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                                   SCHEDULE 13G

                                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                                   ANNUAL FILING


CATERPILLAR INC
(NAME OF ISSUER)
COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
149123101
(CUSIP NUMBER)
12/31/2012
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                              (X)  RULE 13D-1 (B)
                              ( )  RULE 13D-1 (C)
                              ( )  RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINTING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




























CUSIP NO: 149123101   13G         Page 2 of 8 Pages


1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION

     I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

     0 SHARES

6.  SHARED VOTING POWER

     31,631,152

7.  SOLE DISPOSITIVE POWER

     0

8.  SHARED DISPOSITIVE POWER

     71,291,539

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     71,291,539

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.9%

12. TYPE OF REPORTING PERSON

       HC


















CUSIP NO: 149123101   13G         Page 3 of 8 Pages


1.  NAME OF REPORTING PERSON:
     STATE STREET BANK AND TRUST COMPANY ACTING IN VARIOUS CAPACITIES I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

     0 SHARES

6.  SHARED VOTING POWER

     11,105,687

7.  SOLE DISPOSITIVE POWER

     0

8.  SHARED DISPOSITIVE POWER

     50,766,074

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,766,074*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%

12. TYPE OF REPORTING PERSON

       BK

      *11,105,687	   SHARES HELD IN VARIOUS CAPACITIES
         6,510,270   SHARES AS INVESTMENT MANAGER FOR CERTAIN CATERPILLAR
		   INC. (CATERPILLAR) DEFINED BENEFIT PLANS
        33,150,117  SHARES AS INVESTMENT MANAGER FOR CERTAIN CATERPILLAR
                             DEFINED CONTRIBUTION PLANS










CUSIP NO: 149123101   13G         Page 4 of 8 Pages

ITEM 1.

    (A)  NAME OF ISSUER
           CATERPILLAR INC

    (B)  ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
           100 NORTH EAST ADAMS STREET
           PEORIA, IL 61629

ITEM 2.

    (A)  NAME OF PERSON FILING

           STATE STREET CORPORATION AND ANY OTHER REPORTING PERSON IDENTIFIED ON THE SECOND PART OF THE COVER PAGES HERETO

    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE,
           RESIDENCE

           STATE STREET FINANCIAL CENTER
           ONE LINCOLN STREET
           BOSTON, MA 02111
           (FOR ALL REPORTING PERSONS)

    (C)  CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
           ORGANIZATION) OF COVER PAGES

    (D)  TITLE OF CLASS OF SECURITIES

           COMMON STOCK

    (E)  CUSIP NUMBER:

           149123101

ITEM 3.

         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         SEE ITEM 12 (TYPE OF REPORTING PERSON) OF THE COVER PAGE
         FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF THE COVER PAGES.

         SYMBOL        CATEGORY

          BK      BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC        INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                     OF THE ACT
          IC        INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                     THE INVESTMENT COMPANY ACT OF 1940.
          IA        AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                     13D-1(B) (1) (II) (E).
          EP      AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                     ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC      A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                     ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA      A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                     OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP      A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                     AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940.
CUSIP NO: 149123101   13G         Page 5 of 8 Pages


ITEM 4.   OWNERSHIP

          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          ALL OF THE SECURITIES ARE BENEFICIALLY OWNED BY STATE STREET CORPORATION AND ITS DIRECT OR INDIRECT SUBSIDIARIES IN THEIR VARIOUS
          FIDUCIARY AND OTHER CAPACITIES. AS A RESULT, ANOTHER	ENTITY IN EVERY
          INSTANCE IS ENTITLED TO DIVIDENDS OR PROCEEDS OF SALE. STATE STREET BANK AND TRUST COMPANY IS THE INVESTMENT MANAGER FOR CATERPILLAR COMMON STOCK IN THE CATERPILLAR, INC. INVESTMENT TRUST WHICH BENEFICIALLY OWNS 5.1% OF THE COMMON STOCK OF CATERPILLAR. IN THIS CAPACITY, STATE STREET BANK AND TRUST COMPANY HAS DISPOSITIVE POWER OVER THE SHARES IN CERTAIN CIRCUMSTANCES.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMEBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE




























CUSIP NO: 149123101   13G         Page 6 of 8 Pages


ITEM 10.  CERTIFICATION

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

							SIGNATURES

	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

08 FEBRUARY 2013
STATE STREET CORPORATION


/s/ JAMES J. MALERBA
EXECUTIVE VICE PRESIDENT,
CORPORATION CONTROLLER


08 FEBRUARY 2013
STATE STREET BANK AND TRUST COMPANY


/s/ ALYSSA ALBERTELLI
SENIOR VICE PRESIDENT
































CUSIP NO: 149123101   13G         Page 7 of 8 Pages



                                   EXHIBIT 1



   THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S COMMON STOCK. PLEASE REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION
STATE STREET BANK AND TRUST COMPANY				 BK
SSGA FUNDS MANAGEMENT, INC						 IA
STATE STREET GLOBAL ADVISORS LIMITED    				 IA
STATE STREET GLOBAL ADVISORS LTD    					 IA
STATE STREET GLOBAL ADVISORS, AUSTRALIA LIMITED         		 IA
STATE STREET GLOBAL ADVISORS, ASIA LIMITED				 IA
STATE STREET GLOBAL ADVISORS JAPAN CO., LTD.			 IA
STATE STREET GLOBAL ADVISORS FRANCE S.A.				 IA


NOTE:   ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES
OF STATE STREET CORPORATION. BENEFICIAL OWNERSHIP FOR STATE STREET BANK
AND TRUST COMPANY IS REPORTED ON ITS OWN REPORTING PERSON COVER PAGE BECAUSE IT BENEFICIALLY OWNS MORE THAT FIVE PERCENT OF THE ISSUERS
COMMON STOCK. DO NOT ADD THE SHARES OR PERCENT OF CLASS REPORTED ON
EACH REPORTING PERSONS COVER PAGE OF THE ATTACHED SCHEDULE 13G TO
DETERMINE THE TOTAL PERCENT OF CLASS BENEFICIALLY OWNED BY STATE STREET CORPORATION, AS THAT WILL RESULT IN DOUBLE COUNTING OF CERTAIN SHARES.
































CUSIP NO: 149123101   13G         Page 8 of 8 Pages



                             JOINT FILING AGREEMENT




IN ACCORDANCE WITH RULE 13D-1(K)(1) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE EXCHANGE ACT), EACH UNDERSIGNED ENTITY (EACH A COMPANY) HEREBY AGREES TO ANY AND ALL JOINT FILINGS REQUIRED TO BE MADE ON THE COMPANY`S BEHALF ON SCHEDULE 13G (INCLUDING AMENDMENTS THERETO) UNDER THE EXCHANGE ACT, WITH RESPECT TO SECURITIES WHICH MAY BE DEEMED TO BE BENEFICIALLY OWNED BY THE COMPANY UNDER THE EXCHANGE ACT, AND THAT THIS AGREEMENT BE INCLUDED AS AN EXHIBIT TO ANY SUCH JOINT FILING. THIS AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

IN WITNESS WHEREOF, EACH COMPANY HEREBY EXECUTES THIS AGREEMENT
EFFECTIVE AS OF THE DATE SET FORTH BELOW.



08 FEBRUARY 2013
STATE STREET CORPORATION


/s/ JAMES J. MALERBA
EXECUTIVE VICE PRESIDENT,
CORPORATION CONTROLLER



08 FEBRUARY 2013
STATE STREET BANK AND TRUST COMPANY


/s/ ALYSSA ALBERTELLI
SENIOR VICE PRESIDENT